Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement on Form S-8 of ATS Corporation (formerly known as Federal Services Acquisition Corporation) of our report dated March 20, 2007, relating to the balance sheet of ATS Corporation as of December 31, 2006 and the related statements of operations, changes in stockholders’ equity, comprehensive income (loss) and cash flows for the year ended December 31, 2006, and for the period from April 12, 2005 (date of inception) through December 31, 2005, which  is included in the Annual Report on Form 10-K/A (Amendment No. 2) for the fiscal period ended December 31, 2007.

/s/ EISNER LLP

New York, New York
February 26, 2009